As filed with the Securities and Exchange Commission on September 6, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

NEENAH, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1308307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road

Alpharetta, Georgia 30005

(Address of principal executive offices, including zip code)

_____________________

Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan

(f/k/a Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan)

(Full title of the Plan)

Noah S. Benz, Esq.

Senior Vice President, General Counsel and Secretary

Neenah, Inc.

3460 Preston Ridge Road

Alpharetta, Georgia 30005

(678) 566-6500

_____________________

Copy to:

Eliot Robinson

Terrence Childers

Bryan Cave Leighton Paisner LLP

1201 West Peachtree Street, NW

Atlanta, GA 30309

(404) 572-6600

(Name, address and telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Common Stock, $0.01 par value per share	800,000	$90.03	$72,024,000	$8,966.99

(1)	This Registration Statement covers 800,000 additional shares of common stock, par value $0.01 per share (“Common Stock”), of Neenah, Inc. (the “Registrant”), that are available for issuance under the Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan, formerly known as the Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the “Plan”). The Registrant has previously filed Form S-8 Registration Statements with the Securities and Exchange Commission registering 3,500,000 shares of Common Stock (File No. 333-120867) and 1,577,000 shares of Common Stock (File No. 333-188951) relating to the Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.

(3)	Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on August 29, 2018, as reported on the New York Stock Exchange.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Neenah, Inc. (the “Registrant”) previously filed Form S-8 Registration Statements with the Securities and Exchange Commission (the “Commission”) on November 30, 2004 (File No. 333-120867) and May 30, 2013 (File No. 333-188951) (collectively, the “Prior Registration Statements”) relating to its 2004 Omnibus Stock and Incentive Compensation Plan (the “Original Plan”) and its Amended and Restated 2004 Omnibus Stock and Incentive Compensation Plan (the “Prior Plan” and together with the Original Plan, the “Prior Plans”). In those filings, the Registrant registered 3,500,000 shares and 1,577,000 shares, respectively, of its common stock, par value $0.01 per share (“Common Stock”), that were authorized for issuance under the Prior Plans.

On May 23, 2018, the shareholders of the Registrant approved the Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (the “Plan”), which amended the Prior Plan by, among other things, increasing the number of shares of Common Stock that the Registrant is authorized to issue by 800,000 shares (the “Additional Shares”). The Plan is further described in the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 13, 2018.

This Registration Statement on Form S-8 is being filed for the purpose of registering the Additional Shares, which are of the same class as those securities covered by the Prior Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2018;

3.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 13, 2018 that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017;

4.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 3, February 2, May 1, May 10, May 25, July 18 and August 2, 2018 (in each case only to the extent filed and not furnished); and

5.	The description of the Registrant’s Common Stock as contained in its Registration Statement on Form 10, as amended (SEC File No. 001-32240) filed November 2, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Second Amended and Restated By-Laws (the “By-Laws”) provide that each person who is, or was, or has agreed to become a director or officer of the Registrant, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant to the fullest extent permitted by Delaware General Corporation Law, as the same exists or may hereafter be amended.  However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our Board of Directors.  The By-Laws provide that this right to indemnification will not be exclusive of any other right which any person may have or may in the future acquire under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.  The By-Laws also permit the Registrant to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit the Registrant to indemnify such person against such liability.

The Registrant currently maintains as directors’ and officers’ liability insurance policy.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe  his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigation action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Article XI of the Registrant’s Amended and Restated Certificate of Incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Bryan Cave Leighton Paisner LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Bryan Cave Leighton Paisner LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page hereto).
99.1*	Neenah, Inc. 2018 Omnibus Stock and Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 13, 2018).
*	Incorporated herein by reference as indicated

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on September 6, 2018.

NEENAH, INC.

By:	/s/ Noah S. Benz
Noah S. Benz
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Noah S. Benz, the undersigned’s true lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. O’Donnell
John P. O’Donnell	President, Chief Executive Officer	May 23, 2018
(Principal Executive Officer) and Director

/s/ Bonnie C. Lind
Bonnie C. Lind	Senior Vice President,	May 23, 2018
Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Larry N. Brownlee
Larry N. Brownlee	Vice President – Controller and Principal Accounting Officer	May 23, 2018
(Principal Accounting Officer)
/s/ Sean T. Erwin
Sean T. Erwin	Chairman and Director	May 23, 2018

/s/ William M. Cook
William M. Cook	Director	May 23, 2018

/s/ Margaret S. Dano
Margaret S. Dano	Director	May 23, 2018

/s/ Timothy S. Lucas
Timothy S. Lucas	Director	May 23, 2018

/s/ John F. McGovern
John F. McGovern	Director	May 23, 2018

/s/ Philip C. Moore
Philip C. Moore	Director	May 23, 2018

/s/ Stephen M. Wood
Stephen M. Wood	Director	May 23, 2018